Exhibit 16.1

October 26, 2012

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

We have read Item 4.01 included in the Form 8-K dated October 25, 2012 of Digerati Technologies, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements related to our firm.

Sincerely,

MaloneBailey, LLP
Houston, Texas
www.malone-bailey.com